UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12

INFOSPACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

On March 19, 2007, InfoSpace, Inc. issued the following press release:

INFOSPACE COMMENTS ON ANNOUNCEMENT FROM SANDELL ASSET MANAGEMENT

BELLEVUE, Wash. – March 19, 2007 – InfoSpace, Inc. (Nasdaq:INSP) today commented on the announcement by Sandell Asset Management Corp. that it intends to nominate three directors for election to the Company’s Board of Directors at InfoSpace’s annual shareholders’ meeting.

Jim Voelker, Chairman and Chief Executive Officer of InfoSpace, stated, “We are always interested in the views of our shareholders and appreciate those expressed by Sandell Asset Management in our conversations with them. We look forward to continuing our dialogue. Our Board and management team are mindful of the mandate to deliver high performance and shareholder returns. We regularly review the Company’s business plan and the value inherent in that plan – and will take a measured and decisive approach to continuing to do what we believe is in the best interests of all shareholders.”

InfoSpace will present recommendations regarding its nominees for directors in the Company’s definitive proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at its 2007 annual shareholders meeting.

About InfoSpace, Inc.

InfoSpace, Inc. is a leading developer of tools and technologies to help people discover and enjoy content and information — whether on a mobile phone or on the PC. The company’s mobile platform and applications, such as InfoSpace Find It! (www.infospacefindit.com), create programming and sales opportunities for carriers, while satisfying consumer demand for highly relevant mobile functionality and content. InfoSpace uses its proprietary metasearch technology to power a portfolio of branded Web sites, including Dogpile (www.dogpile.com) and Zoo (www.zoo.com), a new kid-friendly search engine, and provide private-label search and online directory services to consumers on a global basis. More information can be found at www.infospaceinc.com.

Additional Information and Where to Find It

In connection with its 2007 annual meeting of stockholders, InfoSpace, Inc. will file a notice of annual meeting and proxy statement with the Securities and Exchange Commission (“SEC”), a copy of which will be mailed to stockholders of InfoSpace. STOCKHOLDERS OF INFOSPACE ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the notice of annual meeting and proxy statement and other documents when they become available by (i) going to the investor relations page of InfoSpace’s corporate website at www.infospaceinc.com, (ii) contacting investor relations by email at investor.relations@infospace.com, (iii) by mail at InfoSpace, Inc. Investor Relations, 601 108th Avenue NE, Bellevue, Washington, 98004, or (iv) by telephone at 425.201.6100. In addition, documents filed with the SEC by InfoSpace are available free of charge at the SEC’s website at www.sec.gov.

InfoSpace, Inc. and its directors and certain of its officers may be deemed to be participants in the solicitation of proxies from the stockholders of InfoSpace in connection with the 2007 annual meeting of stockholders. Information regarding the special interests of these directors and certain officers is set forth in the soliciting material filed by InfoSpace on March 19, 2007 pursuant to Rule 14a-12. This document is available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at InfoSpace as described above.

Forward-Looking Statements

This release contains forward-looking statements relating to InfoSpace, Inc.’s operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Forward-looking statements include without limitation statements regarding our efforts to deliver high performance and shareholder returns. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, our dependence on companies to distribute our products and services, the possible loss of net operating loss carry forwards, capital needs to support growth, the ability to successfully integrate acquired businesses and the successful execution of the Company’s strategic initiatives and restructuring plans. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact:

Stacy Ybarra

Director, Corporate Communications

425-709-8127

stacy.ybarra@infospace.com

Barrett Golden / Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

2